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                                                                    EXHIBIT 99.1


DATE: December 16, 2002



AMERICAN MEDICAL SYSTEMS
EXPANDS COMMITMENT TO
GYNECOLOGY MARKET WITH
ACQUISITION OF CRYOGEN

HerOption(TM) technology offers gynecologists and their patients a simple office-based procedure to eliminate excessive menstrual bleeding


MINNEAPOLIS, December 16 - American Medical Systems Holdings Inc. (Nasdaq: AMMD) is expanding its leadership in innovation for women's health by acquiring CryoGen Inc. for $40 million in cash plus an additional payment contingent on future sales of CryoGen's HerOption(TM) products for excessive menstrual bleeding.

Excessive menstrual bleeding, or menorrhagia, affects roughly 13 million women in the United States and accounts for more than one quarter of all hysterectomies in the U.S. HerOption offers women a much less invasive solution. The technology uses a micro-processor-controlled probe to eliminate excessive menstrual bleeding by freezing the lining of the uterus and reducing its ability to regenerate. The HerOption procedure can be done in the gynecologist's office, allows the woman to keep her uterus and normal hormonal levels, and avoids the hospital stay and recovery time associated with a hysterectomy. More information about excessive menstrual bleeding and HerOption therapy may be found at www.HerOption.com.

In making the announcement, Mr. Douglas Kohrs, President and Chief Executive Officer of American Medical Systems, noted, "We are excited to be offering the HerOption therapy, which has caught the attention of gynecologists who want to provide their patients with a simple, in-office, convenient procedure with very high patient satisfaction rates." In the FDA study that supported approval for this indication, 94 percent of patients reported successful results and 97 percent of patients said they would recommend HerOption to a friend.

Mr. Charles Tribie, CryoGen's President and CEO added, "American Medical Systems' commitment to women's health has been demonstrated in their development of new products for treating incontinence and other pelvic floor defects over the last three years. We are pleased to see our product line with a company which has the strength and commitment to deliver these benefits to the millions of women who suffer from excessive menstrual bleeding."

American Medical Systems expects that sales of HerOption will grow quickly during 2003, adding approximately five percentage points to the Company's revenue growth rate for the year. The acquisition is expected to be slightly dilutive to 2003 earnings, but accretive by the fourth quarter, excluding one-time charges associated with the transaction. The company will host a conference call to discuss the acquisition at 5:00 p.m. ET today. To listen to a live webcast of the call, go to the company's Website, www.AmericanMedicalSystems.com and click to the investor relations page.





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AMERICAN MEDICAL SYSTEMS
DECEMBER 16, 2002
Page 2 of 2


ABOUT AMERICAN MEDICAL SYSTEMS

American Medical Systems, headquartered in Minnetonka, Minnesota, is a world leader in medical devices and procedures to treat three major diseases: incontinence, erectile dysfunction (ED), and urinary obstructions caused primarily by enlarged prostate (benign prostate hyperplasia, or BPH). Although not life-threatening, these disorders can significantly diminish one's quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. American Medical Systems' products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company's products were used to treat nearly 70,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at www.AmericanMedicalSystems.com.


ABOUT CRYOGEN INC.

Cryogen, Inc. is an emerging growth medical device company focused on the development and marketing of its patented cryoablation technology for gynecological and other applications. Cryogen received FDA approval for HerOption, a minimally invasive, closed cycle cryoablation device and supporting system that enables physicians to ablate (destroy) tissue at extremely low temperatures. The company is headquartered in San Diego, California.


FORWARD-LOOKING STATEMENTS

      Statements about the company's future products, sales, and financial results are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, including sales of HerOption, continued physician endorsement and use of the company's products, competitor activities, changes in reimbursement rates, and potential product recalls. These risks and uncertainties are more fully described in the company's Annual Report on Form 10-K for the year ended December 29, 2001, and its other, more recent, filings. Actual results may differ materially from anticipated results.



Contact:   Doug Kohrs
           President and Chief Executive Officer
           952-930-6118
           Doug.Kohrs@AmericanMedicalSystems.com

           Jim Call
           Executive Vice President
             and Chief Financial Officer
           952-930-6238
           Jim.Call@AmericanMedicalSystems.com